Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-141876 of our report dated April 4, 2007 (May 17, 2007 as to the effects of the discontinued operations as discussed in Note 15; June 18, 2007 as to the effects of the stock split as discussed in Note 16) relating to the consolidated financial statements of Dice Holdings, Inc. and subsidiaries appearing in the Prospectus, which is a part of such Registration Statement, and the financial statement schedules appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/    Deloitte & Touche LLP

Des Moines, Iowa

June 18, 2007